Exhibit 3.16

ARTICLES OF INCORPORATION

OF

EV ACQUISITION, INC.

The undersigned natural person[s] of the age of twenty-one (21) years or more, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the Arkansas Business Corporation Act of 1987, as amended, hereby certify as follows:

1. The name of this corporation is EV Acquisition, Inc.

2. The nature of the business of the corporation and the object or purposes proposed to be transacted, promoted or carried on by it, are as follows:

(a) To engage in the business of collection, processing and sale of yellow grease, brown grease and other waste products.

(b) To conduct any other business enterprise not contrary to law.

(c) To exercise all of the powers enumerated in Section 4 of the Arkansas Business Corporation Act.

3. The period of existence of this corporation shall be perpetual.

4. The registered office of this corporation shall be located at 15797 Highway 155 East, Dardanelle, Arkansas 72834, and the name of the registered agent of this corporation at that address is Larry Pfeiffer.

5. The total amount of the authorized capital stock of this corporation is one thousand (1,000) shares of common stock with $0.01 par value each.

6. The name and post office address of each incorporator is as follows:

NAME	POST OFFICE ADDRESS
John R. Tisdale	200 West Capitol Avenue Suite 2300 Little Rock, Arkansas 72201

7. The number of Directors constituting the initial Board of Directors shall be three (3).

8. The President and Secretary of the Corporation shall have the authority on behalf of the corporation to enter into any contract between the corporation and all of its shareholders (a) imposing restrictions on the future transfer (whether inter vivos, by inheritance or testamentary gift), hypothecation or other disposition of its shares; (b) granting purchase options to the corporation or its shareholders; or (c) requiring the corporation or its shareholders to purchase such shares upon stated contingencies. In addition, any and all of such restrictions, options or requirements may be imposed on all shares of the corporation, issued and unissued, upon the unanimous resolution of the Board of Directors and the consent of all stockholders as of the date of the Board’s resolution.

9. No contract entered into by this corporation shall be invalid or unenforceable because of the interest of any Director in the contract, either directly or indirectly.

10. To the fullest extent permitted by the Act as it now exists or may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

11. The Corporation may indemnify any person who was, or is, a party to any threatened, pending or completed action, suit or proceeding to the fullest extent permitted by the Act as it now exists or may hereafter be amended.

12. This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now prescribed by law, and all rights conferred upon the stockholders herein are granted subject to this reservation.

EXECUTED this 25 day of August, 2006.

/s/ John R. Tisdale
John R. Tisdale, Incorporator